                                                                     EXHIBIT 12


                      CENTERPOINT ENERGY RESOURCES CORP.
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


                                                                             YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------------------------------------
                                                       1998            1999            2000           2001             2002
                                                     --------        --------        --------        --------        --------

Income from continuing operations................    $ 93,824        $103,871        $ 98,228        $ 67,244        $120,060
Income taxes for continuing operations...........     111,830          88,781          93,272          58,287          87,643
                                                     --------        --------        --------        --------        --------
                                                      205,654         192,652         191,500         125,531         207,703
                                                     --------        --------        --------        --------        --------
Fixed charges, as defined:
   Interest expense..............................     111,337         119,500         142,861         154,965         153,688
   Distribution on trust preferred securities....         632             357              29              28              25
   Interest component of rentals charged to
   operating expense.............................       8,485          10,975          10,934          10,369           8,651
                                                     --------        --------        --------        --------        --------
   Total fixed charges...........................     120,454         130,832         153,824         165,362         162,364
                                                     --------        --------        --------        --------        --------
Earnings, as defined.............................    $326,108        $323,484        $345,324        $290,893        $370,067
                                                     ========        ========        ========        ========        ========
Ratio of earnings to fixed charges...............        2.71            2.47            2.24            1.76            2.28
                                                     ========        ========        ========        ========        ========
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